EXHIBIT 10.15.1

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this "Third Amendment") is entered into as of the 29th day of July, 2005, by and between ELPF JACKSON, LLC, a Delaware limited liability company ("Landlord") and HAVERTY FURNITURE COMPANIES, INC., Maryland corporation ("Tenant").

R E C I T A L S:

WHEREAS, Landlord's predecessor in interest, John W. Rooker, LLC, a Georgia limited liability company, and Tenant entered into that certain Lease dated July 26, 2001, as amended by that certain First Amendment to Lease dated November, 2001 (the "First Amendment") and that certain Second Amendment to Lease dated July 29, 2002 (the "Second Amendment”) (hereinafter collectively referred to as the "Lease"), pursuant to which Tenant leases a building containing approximately 491,229 square feet of warehouse space, together with approximately 19,581 square feet of office/administration space (the “Building”), the land on which the Building is located (the “Land”), and all such rights, easements, and appurtenances thereto (collectively, the “Original Leased Premises”);

WHEREAS, pursuant to Section 3(a) of Exhibit “G” to the Lease, on February 22, 2005, Tenant delivered to Landlord an Expansion Notice (as such term is defined in the Lease) exercising the Expansion Option (as such term is defined in the Lease) contained in the Lease (such notice is the “Expansion Notice”).

WHEREAS, the Expansion Notice stated that the expansion space to be constructed shall contain an aggregate of approximately 297,180 square feet (such expansion space to include all of Proposed Expansion Area 1 and Proposed Expansion Area 2, as shown on the Site Plan attached hereto and incorporated herein by this reference as Exhibit A and herein referred to as the “Building Addition”) and shall be constructed in the “Phase II Building Addition Area” (as such term is used in Section 3 of Exhibit “G” to the Lease).

WHEREAS, pursuant to Section 3(b) of Exhibit “G” to the Lease, the parties desire to enter into this Third Amendment to set forth the terms and conditions upon which the Building Addition shall be designed and constructed, and the terms and conditions upon which Landlord shall lease the Building Addition to Tenant.

NOW, THEREFORE, for and in consideration of the recitals herein above set forth and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.            Incorporation of Recitals and Terms. The foregoing recitals are hereby incorporated in and made a part of this Third Amendment. Unless otherwise defined in this Third Amendment, all capitalized terms used herein shall have the respective meanings as are ascribed to them in the Lease.

2.	Expansion.

a.             Final Expansion Plans. In reliance upon the Expansion Notice, Landlord has, pursuant to Section 3(f) of Exhibit “G” to the Lease, prepared, subject to the Final Plan Changes (as defined in Section 2.01(B) of the Work Letter attached hereto as Exhibit B), and all as more particularly described in the Work Letter attached hereto as Exhibit B, Final Expansion Plans (as defined in Section 2.01(B) of the Work Letter attached hereto as Exhibit B), for the Building Addition. Tenant agrees that in connection with approvals of the Final Plan Changes, and in furtherance of Tenant’s agreement in said Section 3(f) of Exhibit “G” to the Lease that Tenant shall not unreasonably withhold its approval of such Final Expansion Plans, Tenant shall provide all approvals or disapprovals in writing within five (5) business days of the submission of any such Final Plan Changes for approval by Tenant. In the event Tenant disapproves any submission of Final Plan Changes, Tenant shall set forth in writing the reason for Tenant’s disapproval. Tenant’s failure to approve or disapprove any request for approval by Landlord within ten (10) business after such request shall be deemed to constitute Tenant’s approval of such plans and specifications.

b.           Design and Construction of Building Addition. Pursuant to Section 3(h) of Exhibit “G” to the Lease, Landlord agrees to undertake the responsibility for the design and construction of the Building Addition in accordance with the terms of the Lease, this Third Amendment and the Work Letter attached hereto as Exhibit B, to include obtaining the appropriate governmental and other approvals, permits, licenses and to comply with all existing laws, rules and regulations in connection with the design and construction of the Building Addition.

c.             Lease Term. Landlord and Tenant agree that the Expansion Term shall be a period of fifteen (15) years, commencing on the Building Addition Commencement Date (as defined in subsection (d) herein below), and accordingly, that the primary term of the Lease (inclusive of the Original Leased Premises) shall be extended to be co-terminus with the Expansion Term such that on and after the date hereof, the expiration date of the term of the Lease (for the Original Leased Premises and the Building Addition) shall be the date that is fifteen (15) years after the Building Addition Commencement Date. Landlord and Tenant agree that for the period between August 1, 2017 and the expiration date of the term of the Lease for the Original Leased Premises, as extended to be co-terminus with the Expansion Term, the Base Rent for the Original Leased Premises shall be $211,263.00 per month (which amount is the amount payable by Tenant for the period of years 13, 14 and 15 of initial term of the Lease pursuant to Section 3.01 of the Lease).

d.            Building Addition Commencement Date. Landlord and Tenant desire to clarify the meaning of “Building Addition Commencement Date” and accordingly, the first sentence of Section 3(g) of Exhibit “G” to the Lease is hereby amended and restated in its entirety as follows:

“The commencement date of each Building Addition (a “Building Addition Commencement Date”) shall be the earlier of (i) the date that Tenant commences business operations from the whole of such Building Addition, or (ii) the date on which Building Addition Substantial Completion has occurred, as determined pursuant to Section 2.02(a) of the Work Letter.”

e.	Base Rent for Building Addition.

i.             The Base Rent for the Building Addition shall be calculated in accordance with the terms of Sections 3(d) and 3(e) of Exhibit “G” to the Lease and shall be determined on or before the Building Addition Commencement Date and after such time as all Improvement Costs have been established, provided however, for purposes of determining the “Applicable Yield”, Landlord and Tenant agree as follows:

A. an amortization period of twenty (20) years shall be used;

B. the term of the mortgage loan shall be deemed to be nine (9) years; and

C. the “stated interest rate” referred to in the first sentence of Section 3(e) of Exhibit “G” to the Lease shall mean the lesser of (1) the interest rate obtained by Landlord, in good faith, in pursuit of permanent financing for the Building Addition with Landlord’s current lender, and assuming a loan to value ratio not to exceed 80% (the “Lender Rate”), or (2) a rate per annum equal to the interpolated nine (9) year treasury rate, as reasonably determined by Landlord, plus 1.75% (the “Maximum Rate”). Landlord agrees to keep Tenant updated on the progress of Landlord’s financing arrangements and, at such time as Landlord has received a firm written commitment to lend and an interest rate for the permanent financing for the Building Addition (the “Lender Commitment”), Landlord shall provide prompt written notice and a copy to Tenant of the same. Notwithstanding the foregoing, in the event that the Lender Rate exceeds the Maximum Rate and Landlord, in its sole discretion, for any or no reason, does not accept financing from Landlord’s current Lender at the Lender Rate (which determination shall be made by Lender and notice of which shall be given to Tenant within ten (10) days after Lender’s receipt of the Lender Commitment (the “Landlord Financing Decision”)), the “stated interest rate” referred to in the first sentence of Section 3(e) of Exhibit “G” to the Lease shall mean an interest rate based on the lowest and best quotes (indicative interest, not binding commitments, and taking into account all of the terms, costs and fees related to such quotes) of three (3) reputable, nationally recognized insurance companies who are then actively in the lending market (or other capable institutional lenders if needed to obtain a total of three quotes) for a first priority mortgage permanent loan on a commercial warehouse facility of similar value as the Building Addition, with Landlord as the owner and Tenant as the lessee and assuming a loan to total value ratio not to exceed eighty percent (80%), which three (3) quotes shall be obtained by Landlord and notice and a copy of which shall be given to Tenant within thirty (30) days after the Landlord Financing Decision. The interest rate quotations shall be based on a twenty (20) year amortization period.

On or before the Building Addition Commencement Date Landlord and Tenant shall enter into a certain Fourth Amendment to Lease to set forth with particularity the Base Rent payable for the Building Addition for the

Expansion Term, together with an acknowledgment of the Building Addition Commencement Date and the termination date of the Lease. Tenant’s obligation to pay Base Rent and Additional Rent for the Building Addition shall commence on the Building Addition Commencement Date, subject to Tenant’s obligation to pay rent at the Interim Base Rental Rate pursuant to Section 2.02(c) of the Work Letter at any time prior to the Building Addition Commencement Date as Tenant is occupying any portion of the Building Addition.

ii.            Landlord and Tenant agree that increases in the Base Rent rate for the Building Addition during the Extended Terms, if any, shall be on the same terms as increases in the Base Rent for the Original Leased Premises, as set forth in Section 3.01 of the Lease, as follows:

Term	Monthly Base Rent for Building Addition	Annual Base Rent for Building Addition

Option 1: Years 16-20	101% of Year 15	101% of Year 15

Option 2: Years 21-25	105% of Year 20	105% of Year 20

Option 3: Years 26-30	105% of Year 25	105% of Year 25

Option 4: Years 31-35	105% of Year 30	105% of Year 30

Option 5: Years 36-40	105% of Year 35	105% of Year 35

f.             Addition of Building Addition to Leased Premises. On the Building Addition Commencement Date, Landlord shall lease to Tenant and Tenant shall lease from Landlord the Building Addition, upon the same terms and conditions as are contained in the Lease, as amended hereby and as the same may hereafter be amended. From and after the Building Addition Commencement Date, (i) the Leased Premises shall be expanded to include the approximately 297,180 square foot Building Addition, and (ii) the term "Leased Premises" shall mean the Original Leased Premises together with the Building Addition, containing in the aggregate approximately 807,990 square feet. Promptly after Building Addition Substantial Completion, Landlord shall cause the Design Firm (as identified in the Work Letter attached hereto as Exhibit B) to actually and accurately measure the square footage in the Building Addition, which actual square footage of the Building Addition shall be set forth in that certain Fourth Amendment to Lease described in subsection (e) above, and accordingly, thereafter the terms “Building Addition” and “Leased Premises” as applicable, shall refer to the exact square footage as so determined by the Design Firm.

3.            Brokers. Each of Landlord and Tenant represents and warrants to the other that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker in the negotiation or making of this Third Amendment. Each party agrees to indemnify, defend and hold harmless the other from any and all claims (for commissions or any other claims), liability, costs and expenses (including attorneys' fees) arising as a result of any other broker claiming to have acted on behalf of the party from whom indemnity is being sought.

4.             Full Force and Effect; Inconsistency. Except as otherwise expressly set forth in this Third Amendment, all provisions of the Lease shall remain in full force and effect. In the event of any inconsistency between the terms of the Lease and the terms of this Third Amendment, the terms of this Third Amendment shall control.

5.            No Personal Liability of Landlord. The liability of Landlord (and its partners, shareholders or members) to Tenant (or any person or entity claiming by, through or under Tenant) for any default by Landlord under the terms of this Third Amendment or the Lease or any matter relating to or arising out of the occupancy or use of the Leased Premises shall be limited to Tenant's actual direct, but not consequential, damages therefor and shall be recoverable only from the interest of Landlord in the Leased Premises, and Landlord (and its partners, shareholders or members) shall not be personally liable for any deficiency.

6.            Counterparts. This Third Amendment may be executed in counterparts, all of which taken together shall constitute one agreement.

IN WITNESS WHEREOF, the parties have executed this Third Amendment as of the day and year first above written.

LANDLORD:

ELPF JACKSON, LLC, a Delaware limited liability company

By: ELPF Atlanta Member, LLC, a Delaware limited liability company, its sole member

By: Excelsior LaSalle Property Fund, Inc., a Maryland corporation, its sole member

By:     LaSalle Investment Management, Inc., a Maryland corporation, its Advisor

Name:    C. Allen Swarirgin

Title:      Managing Director

By:	/s/ C. Allen Swarirgin
Name:	C. Allen Swarirgin
Title:	Managing Director

TENANT HAVERTY FURNITURE COMPANIES, INC., a Maryland corporation

By:	/s/ Rawson Haverty, Jr.
Name:	Rawson Haverty, Jr.
Title:	Sr. Vice President

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (this “Fourth Amendment”) is entered into as of the 22nd day of December, 2006, by and between ELPF JACKSON, LLC, a Delaware limited liability company (“Landlord”) and HAVERTY FURNITURE COMPANIES, INC., Maryland corporation (“Tenant”).

R E C I T A L S:

WHEREAS, Landlord’s predecessor in interest, John W. Rooker, LLC, a Georgia limited liability company, and Tenant entered into that certain Lease dated July 26, 2001, as amended by that certain First Amendment to Lease dated November __, 2001 (the “First Amendment”) that certain Second Amendment to Lease dated July 29, 2002 (the “Second Amendment”) and that certain Third Amendment to Lease dated July 29, 2005 (the “Third Amendment”) (hereinafter collectively referred to as the “Lease”), pursuant to which Tenant leases a building containing approximately 491,229 square feet of warehouse space, together with approximately 19,581 square feet of office/administration space (the “Building”), the land on which the Building is located (the “Land”), and all such rights, easements, and appurtenances thereto (collectively, the “Original Leased Premises”);

WHEREAS, pursuant to Section 3(a) of Exhibit “G” to the Lease, on February 22, 2005, Tenant delivered to Landlord an Expansion Notice (as such term is defined in the Lease) exercising the Expansion Option (as such term is defined in the Lease) contained in the Lease (such notice is the “Expansion Notice”).

WHEREAS, the Expansion Notice set forth various guidelines relating to the expansion of building (the “Building Addition”) and the parties hereto entered into the Third Amendment to memorialize the terms and conditions of the Building Addition.

WHEREAS, pursuant to Section 2(e) of the Third Amendment, the parties desire to enter into this Fourth Amendment to set forth, among other things, (i) the Base Rent payable for the Building Addition for the Expansion Term; (ii) memorialize the Building Addition Commencement Date; (iii) memorialize the square footage of the Building Addition and (iv) provide for the reconciliation of the Interim Base Rental Rate with the Base Rent payable for the Building Addition.

NOW, THEREFORE, for and in consideration of the recitals herein above set forth and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

Incorporation of Recitals and Terms. The foregoing recitals are hereby incorporated in and made a part of this Fourth Amendment. Unless otherwise defined in this Fourth Amendment, all capitalized terms used herein shall have the respective meanings as are ascribed to them in the Lease.

Expansion.

Building Addition. Landlord and Tenant acknowledge and agree that the Building Addition is 297,180 square feet. As of the Building Addition Commencement Date, the Leased Premises (i.e. the Original Leased Premises together with the Building Addition) is 807,990 square feet.

Building Addition Commencement Date. Landlord and Tenant hereby acknowledge and agree that the Building Addition Commencement Date is April 10, 2006. The Expiration Date of the Lease is April 30, 2021. Base Rent payable with respect to the Original Leased Premises for the period August 1, 2017 through April 30, 2021 is set forth in Section 2d below.

Base Rent for Building Addition. As of the Building Addition Commencement Date, the annual Base Rent for the Building Addition is One Million Sixty-Seven Thousand Three Hundred Fifty Seven and 90/100 Dollars ($1,067,357.90) in monthly installments of Eighty-Eight Thousand Nine Hundred Forty-Six and 49/100 Dollars ($88,946.49). Tenant has paid rent at the Interim Base Rental Rate from the Building Addition Commencement Date through December 31, 2006 (the “Interim Period”). The difference between the Interim Base Rental Rate paid during the Interim Period, and the Base Rent for Building Addition payable during the Interim Period is $36,371.13 (the “Reconciliation Rent”). Tenant shall pay to Landlord the Reconciliation Rent on or before January

15, 2007. The Base Rent for Building Addition payable during the initial Term and option terms, if any shall be as follows:

	Beginning Date	End Date	Monthly	Annual
Expansion Space:
Yrs 1-15	4/10/2006	4/30/2021	$88,946.49	$1,067,357.88
Options:
Yrs 16-20	5/1/2021	4/30/2026	89,835.95	1,078,031.46
Yrs 21-25	5/1/2026	4/30/2031	94,327.75	1,131,933.03
Yrs 26-30	5/1/2031	4/30/2036	99,044.14	1,188,529.68
Yrs 31-35	5/1/2036	4/30/2041	103,996.35	1,247,956.17
Yrs 36-40	5/1/2041	4/30/2046	109,196.16	1,310,353.08

Original Leased Premises Base Rent. Base Rent payable with respect to the Original Leased Premises shall increase as provided in the Lease on the respective anniversaries of the Rent Commencement Date, August 1, 2002. Base Rent for the Original Leased Premises for the period August 1, 2017 through April 30, 2021 shall be payable at the rate of $211,263.00 /month.

Extension Notice. Tenant’s Extension Notice for the exercise of the options to renew shall be given, if at all, no later than November 1 of the last year of the then current term. For example, for Tenant to exercise its first option to renew the term, Tenant must give written notice no later than November 1, 2020. The first Lease Year of the first Option Term for both the Original Leased Premises and the Building Addition shall commence, if at all, on May 1, 2021. Nothing herein shall be deemed to grant Tenant any right to extend or renew the Lease, except as expressly provided in this Lease.

Estoppel. Concurrently with the execution and delivery of this Fourth Amendment, Tenant shall execute and deliver to Landlord an estoppel certificate in the form attached hereto as Exhibit A.

Brokers. Each of Landlord and Tenant represents and warrants to the other that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker in the negotiation or making of this Fourth Amendment. Each party agrees to indemnify, defend and hold harmless the other from any and all claims (for commissions or any other claims), liability, costs and expenses (including attorneys’ fees) arising as a result of any other broker claiming to have acted on behalf of the party from whom indemnity is being sought.

Full Force and Effect; Inconsistency. Except as otherwise expressly set forth in this Fourth Amendment, all provisions of the Lease shall remain in full force and effect. In the event of any inconsistency between the terms of the Lease and the terms of this Fourth Amendment, the terms of this Fourth Amendment shall control.

No Personal Liability of Landlord. The liability of Landlord (and its partners, shareholders or members) to Tenant (or any person or entity claiming by, through or under Tenant) for any default by Landlord under the terms of this Fourth Amendment or the Lease or any matter relating to or arising out of the occupancy or use of the Leased Premises shall be limited to Tenant’s actual direct, but not consequential, damages therefor and shall be recoverable only from the interest of Landlord in the Leased Premises, and Landlord (and its partners, shareholders or members) shall not be personally liable for any deficiency.

Counterparts. This Fourth Amendment may be executed in counterparts, all of which taken together shall constitute one agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Fourth Amendment as of the day and year first above written.

LANDLORD:

ELPF JACKSON, LLC, a Delaware limited liability company

By: ELPF Atlanta Member, LLC, a Delaware limited liability company, its sole member

By: Excelsior LaSalle Property Fund, Inc., a Maryland corporation, its sole member

By:     LaSalle Investment Management, Inc., a Maryland corporation, its Advisor

Name:    C. Allen Swarirgin

Title:      Managing Director

By:	/s/ C. Allen Swarirgin
Name:	C. Allen Swarirgin
Title:	Managing Director

TENANT HAVERTY FURNITURE COMPANIES, INC., a Maryland corporation

By:	/s/ Rawson Haverty, Jr.
Name:	Rawson Haverty, Jr.
Title:	Sr. Vice President